EXHIBIT 99.1


MESO SCALE DIAGNOSTICS, LLC.
 (A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS AT DECEMBER 31, 2001 AND 2000, AND FOR THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2001, AND FOR THE PERIOD NOVEMBER 30, 1995 (INCEPTION) THROUGH DECEMBER 31, 2001, AND INDEPENDENT AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT


To the Board of Managers and Members of
   Meso Scale Diagnostics, LLC.:

We have audited the accompanying balance sheets of Meso Scale Diagnostics, LLC. (a development stage company) (the "Company") as of December 31, 2001 and 2000, and the related statements of operations, members' equity, and cash flows for the three years in the period ended December 31, 2001, and for the period from November 30, 1995 (inception) through December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, and for the period from November 30, 1995 (inception) through December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
McLean, Virginia

June 4, 2002

MESO SCALE DIAGNOSTICS, LLC.
(A Development Stage Company)

BALANCE SHEETS
DECEMBER 31, 2001 AND 2000 (in thousands)


ASSETS                                                                           2001                 2000

CURRENT ASSETS:
    Cash and cash equivalents                                                 $ 1,609                 $ 18
    Prepaid expenses and other assets                                             139                    6
                                                                              -------              -------

                      Total current assets                                      1,748                   24

PROPERTY AND EQUIPMENT - NET                                                    3,218                1,223

OTHER ASSETS                                                                       10                   10
                                                                              -------              -------

TOTAL ASSETS                                                                  $ 4,976              $ 1,257
                                                                              =======              =======

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable and accrued expenses                                    $ 1,289                $ 131
     Notes payable - current portion                                               27                    -
                                                                              -------              -------

                   Total current liabilities                                    1,316                  131

LONG-TERM LIABILITIES:
    Notes payable - net of current portion                                         52                    -
                                                                              -------              -------

                   Total liabilities                                            1,368                  131
                                                                              -------              -------

MEMBERS' EQUITY:
    Class A, voting                                                                16                   16
    Class B, non-voting                                                         3,094                3,094
    Class C, non-voting                                                        28,579               14,466
    Deficit accumulated during development stage                              (28,081)             (16,450)
                                                                              -------              -------

                   Total members' equity                                        3,608                1,126
                                                                              -------              -------

TOTAL LIABILITIES AND MEMBERS' EQUITY                                         $ 4,976              $ 1,257
                                                                              =======              =======


                       See notes to financial statements.

MESO SCALE DIAGNOSTICS, LLC.
(A Development Stage Company)

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2001, 2000, 1999, AND FOR THE PERIOD
NOVEMBER 30, 1995 (INCEPTION) THROUGH DECEMBER 31, 2001 (in thousands)
                                                                                                                  November 30,
                                                                                                                      1995
                                                                                                                   (Inception)
                                                                                                                     Through
                                                                                                                    December 31,
                                                       2001                 2000                 1999                  2001

EXPENSES:
    Research and development                        $ 7,847              $ 3,506              $ 3,122              $ 19,848
    Marketing, general and administrative             3,229                1,060                  929                 7,259
    Depreciation and amortization                       574                  258                   95                   993
                                                  ---------             --------             --------             ---------

                      Total expenses                 11,650                4,824                4,146                28,100
                                                  ---------             --------             --------             ---------

LOSS FROM OPERATIONS                                (11,650)              (4,824)              (4,146)              (28,100)

INTEREST INCOME                                          19                    -                    -                    19
                                                  ---------             --------             --------             ---------

NET LOSS                                          $ (11,631)            $ (4,824)            $ (4,146)            $ (28,081)
                                                  =========             ========             ========             =========


                       See notes to financial statements.

MESO SCALE DIAGNOSTICS, LLC.
(A Development Stage Company)

STATEMENTS OF MEMBERS' EQUITY
YEARS ENDED DECEMBER 31, 2001, 2000, 1999, AND FOR THE PERIOD
NOVEMBER 30, 1995 (INCEPTION) THROUGH DECEMBER 31, 2001 (in thousands)
                                                                                    Deficit
                                                                                  Accumulated
                                                                                    During
                                                 Class A    Class B     Class C    Development
BALANCE, NOVEMBER 30, 1995                       Voting    Non-Voting  Non-Voting    Stage      Total
(INCEPTION)                                         $ -        $ -        $ -       $               -

Members investments                                  11        411      7,166           -       7,588

Net loss                                              -          -          -      (7,480)     (7,480)
                                               --------   --------   --------    --------    --------

BALANCE, DECEMBER 31, 1998                           11        411      7,166      (7,480)        108

Member investments                                    1        471      4,109           -       4,581

Net loss                                              -          -          -      (4,146)     (4,146)
                                               --------   --------   --------    --------    --------

BALANCE, DECEMBER 31, 1999                           12        882     11,275     (11,626)        543

Member investments                                    2        900      4,505           -       5,407

Transfer of Class C contributions to Class A
and Class B, effective at December 31, 2000           2      1,312     (1,314)          -           -

Net loss                                              -          -          -      (4,824)     (4,824)
                                               --------   --------   --------    --------    --------

BALANCE, DECEMBER 31, 2000                           16      3,094     14,466     (16,450)      1,126

Member investments                                    -          -     14,113           -      14,113

Net loss                                              -          -          -     (11,631)    (11,631)
                                               --------   --------   --------    --------    --------

BALANCE, DECEMBER 31, 2001                     $     16   $  3,094   $ 28,579    $(28,081)   $  3,608
                                               ========   ========   ========    ========    ========

                       See notes to financial statements.

                                   MESO SCALE DIAGNOSTICS, LLC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2001, 2000, 1999, AND FOR THE PERIOD
NOVEMBER 30, 1995 (INCEPTION) THROUGH DECEMBER 31, 2001 (in thousands)

                                                                                      November 30,
                                                                                          1995
                                                                                     (Inception) to
                                                                                      December 31,
                                                       2001        2000        1999       2001

CASH FLOWS USED FOR OPERATING ACTIVITIES:
Net loss                                           $(11,631)   $ (4,824)   $ (4,146)   $(28,081)
Adjustments to reconcile net loss to net cash
  used for operating activities:
  Depreciation and amortization                         574         258          95         993
  Operating expenses paid for by member               9,467       4,282       3,908      24,424
  Changes in assets and liabilities:                      -
  (Increase) decrease in prepaids and other assets     (133)          8          (1)       (139)
  (Increase) in other assets                              -           -           -         (10)
  Increase (decrease) in accounts payable and
   accrued expenses                                   1,158          71         (77)      1,289
                                                   --------    --------    --------    --------

Net cash used for operating activities                 (565)       (205)       (221)     (1,524)
                                                   --------    --------    --------    --------

CASH FLOWS USED FOR INVESTING ACTIVITIES:
  Purchases of property and equipment                (1,478)          -           -      (1,478)
                                                   --------    --------    --------    --------

Net cash used for investing activities               (1,478)          -           -      (1,478)
                                                   --------    --------    --------    --------

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
  Cash investments by member                          3,555         223         201       4,532
  Proceeds from note payable                             85           -           -          85
  Repayments of note payable                             (6)          -           -          (6)
                                                   --------    --------    --------    --------

Net cash provided by financing activities             3,634         223         201       4,611
                                                   --------    --------    --------    --------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                    1,591          18         (20)      1,609
                                                   --------    --------    --------    --------

CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD                                    18           -          20           -
                                                   --------    --------    --------    --------

CASH AND CASH EQUIVALENTS,
  END OF PERIOD                                    $  1,609    $     18         $ -    $  1,609
                                                   ========    ========    ========    ========

SUPPLEMENTAL DISCLOSURE
CASH FLOW INFORMATION

  Interest paid                                    $      2         $ -         $ -    $      2
                                                   ========    ========    ========    ========

SUPPLEMENTAL INFORMATION ON
NONCASH INVESTING AND
FINANCING TRANSACTIONS:

  Property and equipment contributed
   by member                                       $  1,091    $    902    $    472    $  2,733
                                                   ========    ========    ========    ========



                       See notes to financial statements.

MESO SCALE DIAGNOSTICS, LLC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001, 2000, 1999, AND FOR THE PERIOD
NOVEMBER 30, 1995 (INCEPTION) THROUGH DECEMBER 31, 2001
-------------------------------------------------------------------------------

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Description of Business - Meso Scale Diagnostics, LLC. ("MSD" or "the Company"), a Delaware limited liability company, is a joint venture formed on November 30, 1995 by Meso Scale Technologies, LLC. ("MST") and IGEN International, Inc. ("IGEN"), for the development and commercialization of products utilizing a proprietary combination of MST's multi-array technology together with ORIGEN and other technologies owned by IGEN. IGEN and MST are the sole members of MSD and each holds one seat on MSD's two-member Board of Managers. MST is wholly owned by the son of the Chief Executive Officer of IGEN, which son is also the President and Chief Executive Officer of MSD. The Company is a development stage company and since inception has been engaged in organization activities, including research and development, preliminary marketing, financial planning, and start-up operations. All decisions of the Board of Managers require the approval of a majority of the Board members, subject to certain exceptions.

     As of December 31, 2001, while certain products of the Company have been developed and tested, planned principal operations have not yet commenced and no revenue has been generated. The Company has incurred significant costs related to developing its first products and operational infrastructure. The Company has funded such costs through in-kind contributions of scientific and administrative personnel, shared facilities, property and cash contributions from IGEN. The Company's continuation as a going concern is dependent upon future funding from IGEN as well as MSD's ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing as may be required, and ultimately, upon MSD's ability to generate sufficient revenues to support its operations.

     Cash and Cash Equivalents - Cash equivalents consist of highly liquid investments with orignal maturities of three months or less.

     Property and Equipment - Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are amortized over the lesser of the assets' useful lives or the term of the respective leases.

     Income Taxes - No provisions have been made for federal and state income taxes on the operations of the Company, because the Company is treated as a partnership for purposes of federal and most state taxes. Federal and state taxes are the responsibility of the Company's members who report their allocable shares of the Company's income and deductions in their respective income tax returns.

     Comprehensive Loss - There are no other components of comprehensive loss other than net loss.

     Organization Costs - All organizational costs are expensed as incurred in accordance with Statement of Position No. 98-5, Reporting on the Costs of Start-Up Activities.

     Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Capitalized Software Costs - Software development costs incurred subsequent to the establishment of technological feasibility are capitalized in accordance with SFAS No. 86 "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Through December 31, 2001, technological feasibility has not been achieved, and accordingly, no costs have been capitalized.

     Recently Issued Accounting Standards - In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 is effective for the years beginning after June 15, 2000 and requires the recognition of derivatives at fair value as either assets or liabilities in the Company's financial statements. The Company has adopted SFAS 133 as of January 1, 2001 and determined that it did not have a material effect on the Company's financial position or results of operations for the year ended December 31, 2001.

     In June 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations" (SFAS 143). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 is effective for fiscal years beginning after June 15, 2002. The Company does not expect that the implementation of SFAS 143 will have a material effect on the Company's financial position or results of operations.

     In October 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment of Long-Lived Assets" which supersedes SFAS No.121 "Accounting for the Impairment of Long Lived Assets and for Long-Lived Assets to be Disposed of" and the accounting and reporting provisions of APB No. 30, "Reporting the Results of Operations, Reporting and Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" for the disposal of segment business. This statement is effective for fiscal years beginning after December 15, 2001. SFAS 144 retains many of the provisions of SFAS No. 121 but addresses certain implementation issues associated with that Statement. The Company does not expect that the implementation of SFAS 144 will have a material effect on the Company's financial position or results of operations.


2.   PROPERTY AND EQUIPMENT - NET

     Property and equipment, net of accumulated depreciation and amortization, at December 31 are as follows:


                                                          2001            2000

     Equipment, furniture and fixtures                 $ 3,327         $ 1,642
     Leasehold improvements                                884               -
                                                       -------         -------
                                                       $ 4,211         $ 1,642

     Less depreciation and amortization                   (993)           (419)
                                                       -------         -------

                      Total                            $ 3,218         $ 1,223
                                                       =======         =======

3.   MEMBERS' EQUITY

     The Company was formed in November 1995 as a joint venture between MST and IGEN, its sole members, pursuant to a Joint Venture Agreement between IGEN, MST, and MSD. In August 2001, IGEN, MSD and MST entered into an amendment to the Joint Venture Agreement (as amended, the "Joint Venture Agreement"), and various related agreements, which, among other things, extended the joint venture through November 2003. Under the terms of the joint venture agreements, MSD has a worldwide, perpetual, exclusive license (with certain exceptions) to IGEN's technology for use in MSD's research program.

     The Company has three classes of membership interests consisting of Class A membership interests, which are voting interests, and Class B and Class C membership interests, which are non-voting interests. As of December 31, 2001 and 2000, IGEN's Class A membership or percentage interest was 31% and MST's Class A membership or percentage interest was 69%. IGEN owns 100% of the Class B and Class C, non-voting membership interests. Under the terms of the Joint Venture Agreement, a Board of Managers manages the Company and each of MST and IGEN has the right to appoint one member. Members are entitled to a preferred return on their Class C capital contributions as follows: for the period from November 30, 1995 (inception) through December 31, 2000, an annual preferred return equal to 5% per annum and thereafter, an annual preferred return equal to the prime rate in effect from time to time (adjusted on a quarterly basis) plus one-half of one percent (0.5%). The annual preferred return is payable out of a portion of both future profits and certain third-party financings of MSD generally before any payments are made to any other class of member interest. Through December 31, 2001, the accumulated, unpaid preferred return on Class C contributions is $3,650,000.

     Under the terms of the Limited Liability Company Agreement (as amended, the "LLC Agreement"), between IGEN and MST, all Company distributions to IGEN and MST are to be made as follows: first, in proportion to their percentage interests as Class A members, in an amount reasonably calculated to equal their income tax liabilities associated with their allocable shares as Class A members, of the Company's taxable income; next, to IGEN in an amount sufficient to repay its Class C capital contributions plus the cumulative annual preferred return on its Class C capital contributions, and then to repay its Class B capital contributions, provided that the distributions made for this purpose in any year shall not exceed 25% of the lesser of (i) the Company's net profit for the year less the tax distributions made to the members, or (ii) the Company's net cash flow from operations for the year; and thereafter, to IGEN and MST, pro rata in proportion to their membership or percentage interests as Class A members. On liquidation of the Company, after payment of all liabilities, the remaining assets are to be distributed to the members pursuant to the LLC Agreement in proportion to the remaining balances in their capital accounts, with priority given to payment of the Class C capital account first, the Class B capital account second, and finally the Class A capital accounts, after allocating all profit and loss to the members' capital accounts consistent with the distribution priorities described above.

     The Company's existence will continue until December 31, 2094, or such later date determined by the Board of Managers of the Company unless terminated earlier under certain provisions specified in the LLC Agreement. The term of the Joint Venture Agreement is through November 30, 2003, unless extended, and IGEN has agreed, subject to certain conditions, to provide funding to MSD through that date. IGEN's funding commitments may be satisfied in part through in-kind contributions of scientific and administrative personnel and shared facilities. All cash and in-kind contributions of IGEN after December 31, 2000 are treated as Class C capital contributions in accordance the Joint Venture Agreement. The funding commitment is determined on the basis of an annual budget prepared by MSD and submitted to a committee of IGEN's board of directors for approval. For calendar year 2002, IGEN approved the MSD budget in the amount of $21.5 million, subject to a permitted variance of 15%. Additional funding by IGEN after December 31, 2002 would be determined on the basis of a new budget submitted to IGEN for approval. If IGEN fails to approve the 2003 budget submitted by MSD, IGEN would be required to provide MSD with transitional funding for an additional six months, and MSD and MST have the right to terminate the joint venture under certain circumstances.

     MSD has a worldwide, perpetual, exclusive license (with certain exceptions) to IGEN's technology for use in MSD's programs. If IGEN ceases to be a member of the joint venture, IGEN will receive royalty payments from MSD on all products developed and sold by MSD using IGEN's technology.

     MST and MSD have the right to terminate the joint venture prior to November 30, 2003 under certain circumstances, including a change in control of IGEN, as defined. Upon termination, expiration or non-renewal of the joint venture agreement, MSD and MST jointly have the right to repurchase IGEN's interest in MSD based on a fair market value analysis, subject to certain discounts.

4.   NOTE PAYABLE

     On September 5, 2001 the Company entered into a negotiable promissory note with a bank for the purchase of equipment. The note is payable in 36 equal monthly installments of $2,650 beginning in October 2001, bears interest at 7.75% per annum and is collateralized by the equipment purchased. For the year ended December 31, 2001, and for the period November 30, 1995 (inception) to December 31, 2001, interest expense incurred on the note was $2,000. Scheduled repayments of the note payable are: 2002 - $27,000; 2003
     - $29,000; and 2004 - $23,000.

5.   COMMITMENTS AND CONTINGENCIES

     Leases - The Company subleases certain premises and equipment from IGEN under sublease agreements expiring at various times through 2010. The Company has no future minimum contractual obligations under these leases. Lease expense is based on occupancy of the leased premises, as opposed to a fixed amount. Total rent expense allocated to the Company for the years ended December 31, 2001, 2000, 1999, and for the period November 30, 1995 (inception) to December 31, 2001 were $374,000, $54,000, $36,000, and
     $496,000, respectively. As of August 15, 2001, the funding and allocation methodologies for facilities costs changed, resulting in $312,000 of expense allocation from IGEN for the period August 15, 2001 to December 31, 2001, which is included in the rent expense described above.

     Litigation - In the normal course of business, the Company is involved in certain claims and litigation. In the opinion of management, losses, if any, will not be material to the Company's financial position, results of operations, or cash flows.

     Employment Agreement - The Company has an employment contract with its President and Cheif Executive Officer that provides for a term running concurrent with the Joint Venture Agreement. If the Company terminates the employment agreement without cause, or the President and Chief Executive Officer terminates the employment agreement for good reason (which includes change of control of IGEN as described), the President and Chief Executive Officer shall be entitled to receive certain salary and pro rata bonus and adjustments.

6.   RELATED PARTY TRANSACTIONS

     Pursuant to the Joint Venture Agreement, IGEN, MSD and MST agreed to certain funding and allocation methodologies with respect to the conduct of MSD's business. For the years ended December 31, 2001, 2000, 1999, and for the period November 30, 1995 (inception) to December 31, 2001, the in-kind, property and cash contributions allocated by IGEN were $14.1 million, $5.4 million, $4.6 million, and $31.7 million, respectively (see Notes 1, 3, and
     5).
                                     ******